Exhibit 99.1

MGM Resorts International Commences Tender Offers for Senior Notes due 2025, 2027 and 2026

LAS VEGAS, February 18, 2020 /PRNewswire/ — MGM Resorts International (the “Company”) (NYSE: MGM) announced today that it has commenced cash tender offers (the “Tender Offers”) to purchase up to $750,000,000 in aggregate principal amount (the “Aggregate Maximum Tender Amount”) of its outstanding 5.750% Senior Notes due 2025 (the “5.750% Notes”), 5.500% Senior Notes due 2027 (the “5.500% Notes”) and 4.625% Senior Notes due 2026 (the “4.625% Notes” and, collectively with the 5.750% Notes and the 5.500% Notes, the “Notes”). In addition, the Company will only accept for purchase (i) 5.750% Notes having an aggregate principal amount of up to $325,000,000, (ii) 5.500% Notes having an aggregate principal amount of up to $325,000,000 and (iii) 4.625% Notes having an aggregate principal amount of up to $100,000,000 (each a “Tender Cap” and, collectively, the “Tender Caps”). The Company may increase the Aggregate Maximum Tender Amount or the Tender Caps at any time in its sole discretion.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated February 18, 2020 (the “Offer to Purchase”). The Company intends to fund the Tender Offers with the net cash proceeds from its contribution of MGM Grand Las Vegas to the newly formed joint venture between MGM Growth Properties Operating Partnership LP and BCORE Windmill Parent LLC, which was formed in connection with a transaction that closed on February 14, 2020, and, if necessary, any other sources of available funds, which may include cash on hand or borrowings under the Company’s revolving credit facility.

The following table sets forth certain terms of the Tender Offers:

				Dollars per $1,000 Principal Amount of Notes
Title of Notes	CUSIP Numbers / ISIN	Aggregate Principal Amount Outstanding(1)	Tender Cap(2)	Acceptance Priority Level	Tender Offer Consideration(3)	Early Tender Premium	Total Consideration(3)(4)
5.750% Senior Notes due 2025	552953 CE9 US552953CE90	$1,000,000,000	$325,000,000	1	$1,110.00	$30.00	$1,140.00
5.500% Senior Notes due 2027	552953 CF6 US552953CF65	$1,000,000,000	$325,000,000	2	$1,100.00	$30.00	$1,130.00
4.625% Senior Notes due 2026	552953 CD1 US552953CD18	$500,000,000	$100,000,000	3	$1,050.00	$30.00	$1,080.00

(1)	As of the date of the Offer to Purchase.
(2)

A $325,000,000 Tender Cap applies to the aggregate principal amount of the 5.750% Senior Notes due 2025, a $325,000,000 Tender Cap applies to the aggregate principal amount of the 5.500% Senior Notes due 2027 and a $100,000,000 Tender Cap applies to the aggregate principal amount of the 4.625% Senior Notes due 2026.

(3)

Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable.

(4)	Includes the Early Tender Premium.

The Tender Offers will expire at midnight, New York City time, at the end of March 16, 2020, unless extended or earlier terminated by MGM (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid.

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on March 2, 2020 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration for such series, which includes the early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the applicable tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”), which is the applicable Total Consideration less the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the applicable last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below) (“Accrued Interest”). Notes that are purchased in the Tender Offers will be retired and canceled by the Company and will no longer represent outstanding obligations of the Company.

Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on March 2, 2020, unless extended by MGM (such date and time, as it may be extended, the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but prior to the Expiration Date, may not withdraw their tendered Notes unless withdrawal rights are otherwise required by applicable law.

Provided that the conditions to the applicable Tender Offer have been satisfied or waived, and assuming acceptance for purchase by the Company of Notes validly tendered pursuant to the Tender Offers, (i) payment for Notes validly tendered at or prior to the applicable Early Tender Date and purchased in the applicable Tender Offer shall be made on the settlement date that is expected to be on or about March 4, 2020, or as promptly as practicable thereafter (with respect to each series of Notes, the “Early Settlement Date”) and (ii) payment for any Notes validly tendered after the applicable Early Tender Date, but at or prior to the applicable Expiration Date, and purchased in the applicable Tender Offer shall be made on the settlement date that is expected to be on or about March 18, 2020 (with respect to each series of Notes, the “Final Settlement Date” and, together with the related Early Settlement Date, the “Settlement Dates”).

Subject to the Aggregate Maximum Tender Amount, the Tender Caps and proration, the Notes accepted on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level, and provided further that Notes tendered at or prior to the Early Tender Date will be accepted for purchase with priority over Notes tendered after the Early Tender Date, but at or prior to the Expiration Date, regardless of the priority of the series of such later tendered Notes.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Amount or the Tender Cap applicable to such series of Notes to be exceeded. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Date, holders who validly tender Notes after the Early Tender Date will not have any of their Notes accepted for purchase and there will be no Final Settlement Date.

The Company reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount or any of the Tender Caps at any time, subject to compliance with applicable law, which could result in the Company purchasing a greater aggregate principal amount of Notes in the Offers. There can be no assurance that the Company will increase the Aggregate Maximum Tender Amount or any of the Tender Caps. If the Company increases the Aggregate Maximum Tender Amount or any of the Tender Caps, it does not expect to extend the Withdrawal Date, subject to applicable law. Accordingly, Holders should not tender Notes that they do not wish to have purchased in the Offers.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

The dealer manager for the Tender Offers is Barclays Capital Inc. (the “Dealer Manager”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager, toll-free at (800) 438-3242, collect at (212) 528-7581 or Barclays Capital Inc., 745 Seventh Avenue, 5th Floor New York, New York 10019, Attn: Liability Management Group. Any questions regarding procedures for tendering Notes should be directed to the Information Agent for the Tender Offers, D.F. King & Co., Inc., toll-free at (800) 714-2193 or collect at (212) 269-5550.

Copies of the Offer to Purchase are available from the Information Agent and Depositary and at the following email address: mgmresorts@dfking.com.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The over 80,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the SEC. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the completion of the Tender Offers. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:
Investment Community	News Media
AARON FISCHER	BRIAN AHERN
Chief Strategy Officer	Director of Media Relations
(702) 693-7152 or afischer@mgmresorts.com	media@mgmresorts.com